Exhibit 99.1

EXECUTION VERSION

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made and entered into as of August 10, 2010, by and among Forward Industries, Inc. (the “Company” or “FORD”) and the entities and natural persons listed on Exhibit A hereto (collectively, the “LaGrange Group”) (each of the Company and the LaGrange Group, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS:

WHEREAS, the Company and the LaGrange Group have engaged in various discussions and communications during the past several weeks concerning, among other things, (i) the Company’s business, financial performance and strategic plans and (ii) the LaGrange Group’s strategic plans for operating the Company under new leadership.

WHEREAS, the LaGrange Group has filed preliminary consent materials with the Securities & Exchange Commission (the “SEC”) seeking to request that the Company call a special meeting of the Company’s shareholders for the purpose of, among other things, to remove all members of the current Board of Directors of the Company (the “Board”).

WHEREAS, the Company and the members of the LaGrange Group have determined that the interests of the Company and its shareholders would be best served at this time by, among other things, (i) avoiding a Board contest at a special meeting or the 2010 annual meeting (the “2010 Annual Meeting”) and the expense and disruption that may result therefrom and (ii) making certain changes to the composition of the Company’s Board and management team and to come to an agreement with respect to these and certain matters related to the 2010 Annual Meeting and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           Board Matters; Board Appointments; 2010 Annual Meeting; Committee  Appointments; Resignation of President, Chief Executive Officer and Chairman; Appointment of new Chief Executive Officer; Repeal Bylaw Amendments; Termination of Rights Agreement.

(a)           Upon execution of this Agreement, the Company hereby confirms that three current members of the Board, Douglas W. Sabra, Michael Schiffman and Bruce Galloway, have resigned as members of the Board and agrees it shall take all necessary actions to appoint Frank LaGrange Johnson, Stephen L. Key and Owen P.J. King (the “New Appointees”) to fill the ensuing vacancies.

(b)           Upon execution of this Agreement, the LaGrange Group hereby withdraws its preliminary consent materials filed with the SEC in connection with seeking to call a special meeting of the Company’s shareholders.

(c)           The Company hereby confirms that effective as of the execution of this Agreement Douglas W. Sabra has resigned as President, Chief Executive Officer and Chairman of the Board of the Company. Upon execution of this Agreement, in accordance with the Company’s Amended and Restated Bylaws, the Company shall take all action necessary in furtherance of the appointment of Mr. Johnson as the new Chairman of the Board.

(d)            Upon execution of this Agreement, in accordance with the Company’s Amended and Restated Bylaws, the Company shall take all action necessary in furtherance of the appointment of Brett M. Johnson as the Company’s President and Chief Executive Officer on an at-will basis and with the same base compensation and benefits as the Company’s previous President and Chief Executive Officer pending the negotiation of a long-term employment agreement by the Company’s Compensation Committee.

(e)             The Company agrees that prior to the time that it mails its definitive proxy statement for the 2010 Annual Meeting it shall take all necessary actions to nominate the New Appointees for election to the Board at the 2010 Annual Meeting. The Company further agrees it shall take no action to increase the size of the Board above six (6) members prior to the final certification of the results of the 2010 Annual Meeting unless such increase is approved by a majority of the Board.

(f)            The Company agrees that it will recommend, support and solicit proxies for the election of the New Appointees in the same manner as for the Company’s other 2010 Nominees up for election at the 2010 Annual Meeting. The LaGrange Group agrees that it will vote all of its shares of Company stock in favor of, and otherwise support, the election of John F. Chiste, Fred Hamilton and Louis Lipschitz (collectively, the “Continuing Directors”) at the 2010 Annual Meeting.

(g)            At the first meeting of the Board following the execution of this Agreement, the Company shall cause (i) the appointment of the New Appointees to the committees of the Board such that the New Appointees have at least an equal number of members as the Continuing Directors on each committee and (ii) the appointment of Owen P.J. King as Chairman of the Nominating and Governance Committee. For any committee of the Board which is created after the date of this Agreement, the Company agrees that the New Appointees shall have at least an equal number of members as the Continuing Directors on any such newly established committee.

(h)            If any New Appointee leaves the Board (whether by resignation or otherwise) before the conclusion of the 2011 annual meeting (the “2011 Annual Meeting”), the LaGrange Group will be entitled to recommend to the Board’s Nominating and Governance Committee replacement director(s) (each of whom will be deemed a New Appointee for purposes of this Agreement) who will qualify as “independent” pursuant to NASDAQ listing standards. The Board’s Nominating and Governance Committee will not unreasonably withhold acceptance of any replacement director(s) recommended by the LaGrange Group. In the event the Nominating and Governance Committee does not accept a replacement director(s) recommended by the LaGrange Group, the LaGrange Group will have the right to recommend additional replacement director(s) for consideration by the Nominating and Governance Committee. The Company will cause the Board to appoint such replacement director(s) to the Board no later than five (5) business days after the Nominating and Governance Committee’s recommendation of such replacement director(s).

(i)            If any Continuing Director leaves the Board (whether by resignation or otherwise) before the conclusion of the 2011 Annual Meeting, the remaining Continuing Director(s) will be entitled to recommend to the Board’s Nominating and Governance Committee replacement director(s) (each of whom will be deemed a Continuing Director for purposes of this Agreement) who will qualify as “independent” pursuant to NASDAQ listing standards. The Board’s Nominating and Governance Committee will not unreasonably withhold acceptance of any replacement director(s) recommended by the aforementioned remaining Continuing Directors. In the event the Nominating and Governance Committee does not accept a replacement director(s) recommended by the remaining Continuing Directors, the remaining Continuing Directors will have the right to recommend additional replacement director(s) for consideration by the Nominating and Governance Committee. The Company will cause the Board to appoint such replacement director(s) to the Board no later than five (5) business days after the Nominating and Governance Committee’s recommendation of such replacement director(s).

(j)            The LaGrange Group agrees that before the date that is fourteen (14) days prior to the last date on which a shareholder of the Company may nominate, in accordance with the applicable procedures set forth in the Company's Bylaws, a person for election as a member of the Board at the 2011 Annual Meeting, it shall not take any action in furtherance of seeking (i) additional Board representation other than as provided herein or (ii) to call a special meeting of the Company’s shareholders for any purpose. The LaGrange Group shall not enter into any agreement, understanding or arrangement with the purpose or effect to cause or further any of the foregoing or otherwise engage in any activities with the purpose or effect to cause or further any of the foregoing.

(k)            Upon execution of this Agreement, the Company hereby agrees it shall take all necessary actions to (i) repeal any provision of the Amended and Restated Bylaws of FORD (“the Bylaws”) in effect as of the date hereof that was not included in the Bylaws that became effective on February 13, 2008 and were filed with the Securities and Exchange Commission on December 5, 2007 and (ii) terminate that certain Shareholder Protection Rights Agreement, dated as of June 9, 2010, by and between the Company and American Stock Transfer & Trust Company LLC, as Rights Agent.

(l)            Upon execution of this Agreement, the Company shall have entered into (i) the Severance and Release Agreement with Douglas W. Sabra in the form attached hereto as Exhibit B, (ii) the Retention Agreement with James O. McKenna III in the form attached hereto as Exhibit C and (iii) the Employment Agreement with James O. McKenna III in the form attached hereto as Exhibit D.

2.           Representations and Warranties of the Company.

The Company represents and warrants to the LaGrange Group that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or trigger a change in control under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound, other than any agreement relating to the employment by the Company of Mr. Sabra as its President and Chief Executive Officer.

3.           Representations and Warranties of the LaGrange Group.

The LaGrange Group shall cause its Affiliates to comply with the terms of this Agreement. Each member of the LaGrange Group represents and warrants to the Company that (a) this Agreement has been duly authorized, executed and delivered by each member of the LaGrange Group, and is a valid and binding obligation of each member of the LaGrange Group, enforceable against each member of the LaGrange Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of any member of the LaGrange Group as currently in effect and (c) the execution, delivery and performance of this Agreement by each member of the LaGrange Group does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

4.           Press Release.

Promptly following the execution of this Agreement, the Company and the LaGrange Group shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing the terms of this Agreement, in the form attached hereto as Exhibit E. Prior to the issuance of the Mutual Press Release, neither the Company nor the LaGrange Group shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other party.

5.           Specific Performance.

Each of the members of the LaGrange Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the members of the LaGrange Group or any of them, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

6.            Expenses.

The Company shall reimburse the LaGrange Group for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to its consent solicitation, its Schedule 13D position and related filings and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $150,000 in the aggregate.

7.           Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

8.           Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:
Forward Industries, Inc.
1801 Green Road, Suite E
Pompano Beach, FL 30064
Attention: Chairman, Nominating and Governance
Committee of the Board of Directors
Facsimile: (954) 360-6409

With a copy to:

Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Attention: Richard A. Silfen, Esquire
Facsimile: 215-689-4385

If to the LaGrange Group or any member of the LaGrange Group:
LaGrange Capital Partners, L.P.
570 Lexington Avenue, 27th Floor
New York, New York 10022
Attention: Frank LaGrange Johnson
Telephone:
Facsimile:

With a copy to:
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Steven Wolosky, Esq.
Facsimile: (212) 451-2222

9.           Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the New York courts and any state appellate court therefrom within the State of New York. Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.           Counterparts.This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

11.           Entire Agreement; Amendment and Waiver; Successors and Assigns.

This Agreement contains the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and the LaGrange Group. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of the LaGrange Group, the prior written consent of the Company, and with respect to the Company, the prior written consent of the LaGrange Group.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

FORWARD INDUSTRIES, INC.

By:	/s/ Fred Hamilton
	Name:	Fred Hamilton
	Title:	Director, duly authorized by the Board

THE LAGRANGE GROUP:

LaGrange Capital Partners, L.P.

By:	LaGrange Capital Management, L.L.C. its General Partner

By:	/s/ Frank LaGrange Johnson
Frank LaGrange Johnson, its sole Member

LaGrange Capital Management, L.L.C.

By:	/s/ Frank LaGrange Johnson
Frank LaGrange Johnson, its sole Member

LaGrange Capital Partners Offshore Fund, Ltd.

By:	LaGrange Capital Administration, L.L.C. its Investment Manager

By:	/s/ Frank LaGrange Johnson
Frank LaGrange Johnson, its Managing Member

LaGrange Special Situations Yield Master Fund, Ltd.

By:	LaGrange Capital Administration, L.L.C. its Investment Manager

By:	/s/ Frank LaGrange Johnson
Frank LaGrange Johnson, its Managing Member

LaGrange Capital Administration, L.L.C.

By:	/s/ Frank LaGrange Johnson
Frank LaGrange Johnson, its sole Member

/s/ Frank LaGrange Johnson
FRANK LAGRANGE JOHNSON

SCHEDULE A
The LaGrange Group

LAGRANGE CAPITAL PARTNERS, L.P.

LAGRANGE CAPITAL PARTNERS OFFSHORE FUND, LTD.

LAGRANGE SPECIAL SITUATIONS YIELD MASTER FUND, LTD.

LAGRANGE CAPITAL MANAGEMENT, L.L.C.

LAGRANGE CAPITAL ADMINISTRATION, L.L.C.

FRANK LAGRANGE JOHNSON